PRIVATE & CONFIDENTIAL

The Board of Directors
China Holdings Acquisition Corp.
1000 Weir Street, Suite 1200
Wilmington, DE 19801

Dear Sirs,

SUCCESS WINNER INTERNATIONAL LIMITED

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated November 1, 2009, with respect to the financial statements of Success Winner Limited and its subsidiaries, included in the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Foo Kon Tan Grant Thornton

Foo Kon Tan Grant Thornton
Singapore
November 6, 2009